Exhibit 10.6

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Exchange Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

MASTER MANUFACTURING SERVICES AGREEMENT

THIS MASTER MANUFACTURING SERVICES AGREEMENT (this “Agreement”) is entered into as of July 11, 2016 (the “Effective Date”), by and between WUXI BIOLOGICS (HONG KONG) LIMITED having a principal place of business at 288 Fute Zhong Road, Waigaoqiao Free Trade Zone, Shanghai, China 200131 (“CMO”), and ARAVIVE BIOLOGICS, INC., having a principal place of business at 909 Fannin, Suite 2100, Houston, Texas 77010 (“Client”). CMO and Client are sometimes referred to herein individually as a “Party” and collectively as “Parties.”

RECITALS

WHEREAS, Client is engaged in the research and development of therapeutic products;

WHEREAS, CMO provides contract development, manufacturing and fill/finish services with respect to biologics for research, clinical and commercial applications;

WHEREAS, Client desires to engage CMO to perform, and CMO is willing to perform, development and manufacturing services with respect to one or more custom lentiviral vectors on behalf of Client, on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, Client and CMO have initiated work together on a transient expression and cell line development project through the execution of two statements of work (each a “Statement of Work” or “SOW” as further defined below), hereafter referred to as SOW Nos. 1 and 2, on July 11, 2016 and July 21, 2016, respectively.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and premises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	DEFINITIONS; INTERPRETATION.

1.1 “Affiliate” shall mean, with respect to a party to this Agreement, any corporation, company or other business entity controlled by, controlling, or under common control with such party. Solely for the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of more than 50% of the outstanding voting securities of a corporation or comparable equity interest in any other type of business entity, or the power to direct the management and policies of such corporation, company or other business entity.

1.2 “Agreed Standards” shall mean, to the exclusion of any other standards: (a) with respect to particular Services under a SOW, the agreed standards for performance of such Services, as expressly set forth in such SOW; or (b) with respect to any Biologic to be manufactured and supplied under a SOW, the agreed standards for manufacture and supply of such Biologic, as expressly specified in such SOW or in the applicable Quality Agreement (if any). Notwithstanding the foregoing, Agreed Standards shall include any standards imposed by Applicable Laws and compliance with CMO’s standard and customary operating procedures relating to such activities.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Exchange Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

1.3 “Applicable Laws” shall mean all laws, statutes, rules, regulations, directives, decisions, ordinances and other requirements of any Governmental Authority in the United States or the EU applicable to the manufacture, storage and supply of Biologic for the applicable Intended Use; including, without limitation: (a) in the case of GMP Batches for investigational clinical trials in the U.S., as expressly stated in the relevant SOW or Quality Agreement, the FD&C Act and GMPs; and (b) all applicable regulations and guidelines of the FDA, EMA and/or any other relevant Regulatory Authority in the United States and/or the EU applicable to the manufacture, storage and supply of Biologic for the applicable Intended Use; in each case, together with any and all amendments thereto.

1.4 “Batch” shall mean a specific quantity of Biologic that is intended to be of uniform character and quality and is produced during the same cycle of manufacture.

1.5 “Batch Documentation” shall have the meaning provided in Section 3.1.

1.6 “Biologic” shall mean a biologic produced, or to be produced, by CMO and/or its Affiliates on behalf of Client pursuant to a SOW, which biologic may, as specified in such SOW, either comprise: (a) an CMO Technology-based cell line into which CMO has cloned a Client DNA Sequence (an “CMO Biologic”); or (b) a biologic which does not use or incorporate CMO Technology which Client provides to CMO (a “Client Biologic”), either with or without the Client-specified Manufacturing Process to be implemented by CMO and/or its Affiliates in manufacturing such biologic on Client’s behalf; in each case, as more fully described in the applicable SOW.

1.7 “BLA” means a Biologics License Application (or successor or equivalent application) (including all supplements, amendments, and modifications thereof) for authorization for marketing of a biologic product in a particular regulatory jurisdiction, filed with applicable Regulatory Authority in such regulatory jurisdiction.

1.8 “Cancellation Fee” shall have the meaning provided in Section 3.4.

1.9 “Cause” means, with respect to an audit of the Facility, that: (a) the audit is prompted by a Regulatory Authority critical finding or recall, or a critical finding in an audit conducted by or on behalf of Client pursuant to Section 6.3, where, in each case, a “critical finding” is a finding that would result in a regulatory action or has such other meaning as may be provided in the Quality Agreement; or (b) any other “for cause” basis exists (such as, by way of example and not limitation, notice by any Governmental Authority of CMO’s noncompliance with Applicable Laws if such noncompliance relates to or may affect the Manufacture of Biologic, or issuance by the FDA of a Form 483 or Warning Letter or a comparable notice issued by any other Governmental Authority).

1.10 “Cell Line” means the proprietary [*****] cell line developed by CMO and used to produce a Biologic.

1.11 “Cell Line License” shall have the meaning provided in Section 2.8.

1.12 “Cell Line License Fee” shall have the meaning provided in Section 2.8.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Exchange Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

1.13 “Certificate of Analysis” means a document, signed by an authorized representative of CMO, describing the applicable Specifications for, and testing methods applied to, a Batch of Biologic, and the results of such testing, and confirming that such Batch meets the Specifications.

1.14 “Certificate of Compliance” means a document, signed by an authorized representative of CMO, attesting that a particular Batch of Biologic was manufactured in accordance with GMPs.

1.15 “Change Order” means an order issued pursuant to Section 2.3 hereof, authorizing additional Services or changes to Services under a SOW.

1.16 “Client DNA Sequence” shall mean, with respect to any Project, the applicable Client-provided DNA sequence that is the subject of such Project, as specified in the applicable SOW.

1.17 “Client Information” shall mean any Information that is disclosed by or on behalf of Client to CMO and/or its Affiliates for use in the performance of the applicable Project, including, without limitation, the applicable Client DNA Sequence, and if the applicable Biologic is (or will be) a Client Biologic, the Client-specified Manufacturing Process for such Client Biologic.

1.18 “Client Materials” shall mean any and all biological and/or chemical materials that are transferred by or on behalf of Client to CMO and/or its Affiliates for use in the performance of the applicable Project. Client Materials include Client Biologic if any (and any Improvements thereto created hereunder), but exclude Client-Supplied Raw Materials.

1.19 “Client Product” shall, for the purposes of this Agreement only, mean any Client investigational biological product that uses Biologic Manufactured and supplied hereunder for therapeutic purposes.

1.20 “Client-Supplied Raw Materials” shall have the meaning provided in Section 3.3.

1.21 “Client Technology” shall mean all inventions and discoveries, including all patent and other intellectual property rights therein, resulting from, or made during performance of, the SOWs and any and all (i) Client DNA Sequence(s) with respect to any Project, the applicable Client-provided DNA sequence that is the subject of such Project, as specified in any applicable SOW, (ii) all Client Information which is all Information that is disclosed by or on behalf of Client to CMO and/or its Affiliates for use in the performance of the applicable Project, including, without limitation, the applicable Client DNA Sequence, and if the applicable Biologic is (or will be) a Client Biologic, the Manufacturing Process for such Client Biologic, (iii) any and all Client Materials which is all biological and/or chemical materials that are transferred by or on behalf of Client to CMO and/or its Affiliates for use in the performance of the applicable SOW. Client Materials include Client Biologic (and any Improvements thereto created hereunder), but exclude Client-Supplied Raw Materials, and (iv) all Work Product generated by or on behalf of CMO in the performance of any SOW, including all patent and other intellectual property rights therein. Moreover, Client Technology includes any Improvement to CMO’s proprietary vector system or CMO’s proprietary Manufacturing Process (and all Information related thereto) that (i) is specific to the Client DNA Sequence or proprietary Client Materials, or (ii) uses or incorporates a Client DNA Sequence or any Client Information or proprietary Client Materials; including, in each case, all patent and other intellectual property rights in or to any of the foregoing. For clarity, Client Technology shall not include any methods or processes that are conceived solely by CMO or any of its employee(s).

1.22 “Client Biologic” shall have the meaning provided in Section 1.6.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Exchange Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

1.23 “CMO Technology” shall mean: (a) CMO’s proprietary Cell Line and CMO’s proprietary Manufacturing Process that CMO uses generally in the manufacture of custom therapeutic biologics on behalf of its clients, including all Information relating thereto, that is either (i) owned or Controlled by CMO and/or its Affiliates on the Effective Date or (ii) developed or acquired, and owned or Controlled, by CMO and/or its Affiliates during the Term independently of any activities conducted pursuant to this Agreement and without the use of any Client Information; and (b) any Improvement to such CMO Cell Line or CMO proprietary Manufacturing Process (and all Information related thereto) that (i) is not specific to the Client DNA Sequence or proprietary Client Materials, and (ii) does not use or incorporate a Client DNA Sequence or any Client Information or proprietary Client Materials; including, in each case, all patent and other intellectual property rights in or to any of the foregoing. For clarity, CMO Technology shall not include any methods, processes, cell lines, or biologics that (a) are conceived solely by a Client employee(s), (b) are provided to CMO by Client, (c) include or are derived from Client Information, (d) are conceived or developed by a Client employee(s) based upon any Client Information or a Client DNA Sequence during activities conducted pursuant to this Agreement, or (e) are in the public domain including by virtue of expired or abandoned patents or are generally known in the manufacturing industry to which this Agreement relates. In no case shall payments for use of CMO Technology include payment for expired patents and payment schedules shall be construed accordingly.

1.24 “CMO Biologic” shall have the meaning provided in Section 1.6.

1.25 “Confidential Information” of a Party shall mean, subject to the remainder of this paragraph and the exceptions set forth in Section 8.2, any and all Information that is disclosed or made available by or on behalf of such party (the “Disclosing Party”) to the other party (the “Receiving Party”) or any of the Receiving Party’s Representatives, either before or after the Effective Date, in connection with this Agreement or pursuant to the Non-Disclosure Agreement; in each case, whether in writing, orally, visually, or otherwise. Notwithstanding the foregoing, all Work Product shall be deemed to be Client’s Confidential Information, such that Client shall be deemed to be the Disclosing Party and CMO shall be deemed to be the Receiving Party with respect thereto, and the exception set forth in Section 8.2(b) shall not apply to Work Product. For clarity, all “Confidential Information” disclosed or made available by or on behalf of a Party to the other Party or any of its Representatives pursuant to the Non-Disclosure Agreement shall be deemed the Confidential Information of the Disclosing Party for purposes of this Agreement.

1.26 “Control”, “Controls” or “Controlled by” shall mean, with respect to any intellectual property right, the possession by the granting party or its Affiliates of the ability (whether by ownership, license or other right) to grant access to, or a license or sublicense of, such intellectual property rights without violating the terms of any agreement or other arrangement with any Third Party.

1.27 “Disclosing Party” shall have the meaning provided in Section 1.25.

1.28 “EMA” shall mean the European Medicines Agency or the successor thereto.

1.29 “EU” means the countries of the European Union as it exists at any time.

1.30 “Facility” shall mean the lentiviral vector manufacturing facility of CMO and/or its Affiliates at which any Biologic is manufactured hereunder.

1.31 “FD&C Act” shall mean the United States Federal Food, Drug and Cosmetic Act and regulations promulgated thereunder, as each may be amended from time to time.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Exchange Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

1.32 “FDA” shall mean the United States Food and Drug Administration or the successor thereto.

1.33 “GMP Batch” shall mean a Batch of Biologic supplied, or to be supplied, to Client hereunder that is manufactured in accordance with GMPs that meets the Specifications in the applicable SOW or Quality Agreement.

1.34 “Good Manufacturing Practices” or “GMPs” means current good manufacturing practices for the production of drugs or biological products: (i) in the US, as set forth in Parts 210 and 211 and/or Parts 600 and 610 (as applicable) of Title 21 of the U.S. Code of Federal Regulations (21 CFR 210 and 211 and/or 21 CFR 600 and 610), and as interpreted by ICH Harmonised Tripartite Guidelines applicable to drugs and/or biotechnological/biological products; and (ii) in the EU, as set forth in European Commission Directive 2003/94/EC, Directive 2001/83/EC (as amended by Directive 2004/27/EC) and EudraLex – Volume 4 of the Rules Governing Medicinal Products in the European Union entitled “EU Guidelines to Good Manufacturing Practice Medicinal Products for Human and Veterinary Use”; in each case, as amended from time to time and solely as applicable to investigational new drugs or investigational biological products (as applicable) for use in human clinical trials.

1.35 “Governmental Authority” means any multinational, federal, state, local, municipal or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal), in each case, having jurisdiction over the applicable subject matter.

1.36 “Improvement” means any modification, enhancement or improvement to a technology, or any discovery related to such technology, whether or not patented or patentable including those directed to natural products or associated methods thereof, and all associated intellectual property rights related thereto, conceived and either developed or reduced to practice during the term of the Agreement.

1.37 “IND” means both the application of an Investigational New Drug Application to the FDA and its equivalent in other countries and their Regulatory Authorities, such as a clinical trial application or a clinical trial exemption, the filing of which is necessary to commence or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction.

1.38 “Information” shall mean any and all technical information and know-how, including without limitation, data, instructions, processes, formulae, trade secrets, expert opinions and other information (in written or other tangible form) including, without limitation, any biological, chemical, pharmacological, toxicological, clinical, assay, control and manufacturing data, biological materials, manufacturing or related technology, analytical methodology, chemical and quality control procedures, protocols, techniques, improvements and results of experimentation and testing.

1.39 “Intended Use” shall mean Client’s intended use of Biologic Manufactured and supplied hereunder for use as a therapeutic in animals or humans as part of preclinical or clinical studies.

1.40 “Manufacture” or “Manufacturing” means all activities, whether performed by a Party or a Third Party designee of a Party, related to the manufacturing of a product, or any ingredient thereof, including manufacturing for clinical use, in-process and product testing, release of product, quality assurance activities related to manufacturing and release of product, handling and storage of product and ongoing stability tests, packaging and labeling.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Exchange Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

1.41 “Manufacturing Process” shall mean any and all processes (or any step in any process) and environment used or planned to be used by CMO and/or its Affiliates to Manufacture a Biologic at any stage of manufacture, as evidenced in CMO’s master batch record for such Biologic, including, without limitation, any and all steps and operations performed by CMO and/or its Affiliates in connection with the preparation or optimization of the Client DNA Sequence or the lentiviral particles for transduction, and in-process and quality controls or other analytical procedures performed by CMO and/or its Affiliates in connection with the Manufacture of a Biologic.

1.42 “Master File” shall mean CMO’s regulatory support file, including but not limited to, any applicable sections of CMO’s Chemistry, Manufacturing and Control (“CMC”) (or equivalent) sections of any Regulatory Filings which CMO provides to its customers for use in such customers’ regulatory submissions with respect to investigational new drugs that are manufactured and supplied by CMO to its clients. If CMO has submitted a Master File to the FDA (or, if mutually agreed in writing on a case-by-case basis, other Regulatory Authorities), such a filing shall be the “Master File” for the purposes of this Agreement and CMO agrees to provide Client with a letter of authorization allowing Client to reference that file in its regulatory filings. CMO shall maintain the Master File or components thereof so that it complies with current FDA regulations.

1.43 “Materials” shall have the meaning provided in Section 2.7.

1.44 “Non-Disclosure Agreement” shall mean the Non-Disclosure Agreement between the parties dated January 23, 2015.

1.45 “Non-Conforming Batch” shall have the meaning provided in Section 5.3.

1.46 “Project” or “Projects” shall have the meaning provided in Section 2.2.

1.47 “Quality Agreement” shall mean a written agreement between Client and CMO to be entered into prior to initiation of GMP-compliant manufacturing that defines the quality roles and responsibilities of each party in connection with the Manufacture of GMP Batches.

1.48 “Raw Materials” shall mean starting materials, cell lines, reagents, cell culture media or processing formulations, components, excipients, other ingredients and packaging and labeling materials used in the Manufacture of any Biologic.

1.49 “Receiving Party” shall have the meaning provided in Section 1.25.

1.50 “Regulatory Approvals” means, with respect to a Client Product or a facility for the Manufacture of a Client Product or any component thereof, all filings and approvals (including, as applicable, IND filings, product approvals, pricing approvals, establishment license approvals and, in each case any supplements and amendments thereto), licenses, registrations or authorizations of any Governmental Authority necessary to obtain marketing authorization for or to Manufacture a Client Product, as applicable, for or in a particular country or regulatory jurisdiction.

1.51 “Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval in such country or regulatory jurisdiction, including (i) in the U.S., the FDA, and (ii) in the EU, the EMA, the European Commission and relevant national medicines regulatory authorities.

1.52 “Regulatory Filings” shall have the meaning provided in Section 6.1.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Exchange Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

1.53 “Representatives” shall mean the applicable Party’s or its Affiliates’ officers, directors, employees, consultants, contractors, agents and representatives.

1.54 “Services” shall mean the particular tasks, including, but not limited to, research, development, manufacturing, testing and supply of Biologics, to be performed by CMO and/or its Affiliates or any Third Parties under contract with CMO and/or its Affiliates for a given Project under this Agreement, as more fully set out in the applicable SOW.

1.55 “Services Fee” shall have the meaning provided in Section 4.1.

1.56 “Statement of Work” or “SOW” shall mean a written statement of work for a given Project under which CMO agrees to perform such Project under this Agreement. Each SOW shall be agreed upon by the parties on a Project-by-Project basis as set forth in Section 2.2 and attached to and made a part of this Agreement. For clarity, SOW Nos. 1 and 2 shall each be deemed to be a SOW and attached to and made a part of this Agreement. If there are any conflicts between the provisions of this Agreement and the standard terms in the SOW Nos. 1 and 2, the provisions of this Agreement shall prevail.

1.57 “SOW No. 1” means that certain Statement of Work No. 1 between Client and CMO dated July 11, 2016 (WuXi Project ID No. RUGA-20160711), and any amendments or applicable Change Orders thereto, attached hereto and included in Exhibit A.

1.58 “SOW No. 2” means that certain Statement of Work No. 2 between Client and CMO dated July 21, 2016 (WuXi Project ID No. RUGA-20160721), and any amendments or applicable Change Orders thereto, attached hereto and included in Exhibit A.

1.59 “Specifications” shall mean, for a given Project and with respect to a particular Biologic, the release and acceptance criteria to which such Biologic must conform, which criteria shall be included in, or attached as an exhibit to, the applicable SOW or the corresponding Quality Agreement (if any), all as amended from time to time by the Parties.

1.60 “Technical Release Date” shall mean the mutually agreed upon date by when CMO is required to deliver to Client the Batch Documentation for a GMP Batch. CMO shall use good faith efforts to meet the Technical Release Date for each GMP Batch.

1.61 “Term” shall have the meaning provided in Section 10.1.

1.62 “Third Party” shall mean any entity other than CMO, Client and any of their respective Affiliates.

1.63 “Unanticipated Expenses” shall have the meaning provided in Section 4.2.

1.64 “Work Product” shall mean any and all data, results and products (interim and/or final) of the Services performed by CMO and/or its Affiliates that the applicable SOW (or the Quality Agreement, if any) expressly identified as deliverables to be disclosed or provided by CMO to Client, including all quantities of Biologic delivered to Client hereunder. For the avoidance of doubt, and notwithstanding any provision of this Agreement to the contrary, Work Product specifically excludes all CMO Technology, CMO’s master batch record for any Biologic, CMO’s batch record with respect to any Batch of Biologic, and, as applicable, the Master File. For clarity, notwithstanding the inclusion of all quantities of Biologic delivered to Client hereunder in the foregoing definition of Work Product, Client understands and agrees that such inclusion does not, and shall not be construed to, confer on Client, expressly or by implication: (a) any right, title or interest in or to any CMO Technology; or (b) any right or license to use any CMO Technology incorporated in such Biologic, except as expressly permitted in this Agreement.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Exchange Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

2.	SCOPE OF AGREEMENT; PERFORMANCE OF SERVICES.

2.1 Scope of Agreement. As a master form of contract, this Agreement allows the Parties to contract for multiple Projects through the issuance of multiple SOWs as described in Section 2.2, without having to re-negotiate the basic terms and conditions contained herein.

2.2 Statements of Work. The specific Services to be provided by CMO and/or its Affiliates for each project under this Agreement (each, a “Project”) shall be separately specified in a SOW. Each SOW shall become effective only upon signature by both Parties and, upon such signature, shall be attached to this Agreement as part of Exhibit A. An example template form for a SOW is attached hereto and included in Exhibit A. SOWs shall be sequentially numbered, shall specifically refer to this Agreement, and shall incorporate the terms and conditions hereof by reference. Each SOW shall also set forth, upon terms mutually agreeable to the parties, the specific Services to be performed by CMO, the anticipated time line and schedule for the performance of such Services, and the compensation to be paid by Client to CMO for the performance of such Services, as well as any other relevant terms and conditions. If a Project includes the development or production of specific deliverables, the specifications of such deliverables shall be set forth in the relevant SOW. If a SOW provides for CMO to Manufacture Biologic, the Specifications of such Biologic shall be set forth in such SOW or in the Quality Agreement (as applicable), and such SOW shall expressly specify: (a) whether such Biologic is (or will be) an CMO Biologic or a Client Biologic; and (b) whether or not such Biologic is to be manufactured in accordance with GMPs (and, in the absence of any such specification, it will be presumed that such Biologic is not required to be manufactured in accordance with GMPs). There shall be no minimum or maximum number of SOWs to be entered into under this Agreement. Each SOW and any Change Orders thereto shall be subject to all of the terms and conditions of this Agreement in addition to the specific details set forth in the SOW or Change Order, as applicable. To the extent any terms or conditions of a SOW or any Change Orders thereto conflict with the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control, unless the SOW or Change Order expressly states the intent of the Parties that a particular provision of such SOW or Change Order supersedes this Agreement with respect to a particular matter. Any modification or addition to the Services as described in an existing SOW will require execution of a written Change Order in accordance with Section 2.3, and no change, modification or waiver to the SOW will be effective unless specifically set out in the Change Order.

2.3 Change Orders. Modifications or additions to the Services shall be accomplished through the use of a Change Order. A Change Order must be in writing and signed by each Party in order to be effective. The procedure for creating a Change Order is as follows: (a) Client shall submit a written request to CMO specifying the additions or modifications to the Services desired; and (b) if CMO is prepared to add to or modify the Services as requested by the Client, it shall prepare and submit an amendment to the SOW to Client which shall include a written description of the changes to the Services and any additional fees. On obtaining the Client’s written signature to the Change Order, the Change Order will become part of the SOW. Client acknowledges and agrees that any material change to the Services may result in an extension of the agreed timelines and/or may cause an increase in the Services Fee amount and Unanticipated Expenses.

2.4 Client Information and Client Materials. Promptly following the execution of a SOW by the Parties (or at such other time as specified in such SOW), Client shall disclose to CMO the Client Information for such Project specified in the SOW or otherwise reasonably requested by CMO and, subject to Section 2.7, transfer to CMO the Client Materials for such Project in the form(s) and quantity(ies)

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Exchange Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

specified in such SOW. All Client Information and Client Materials will remain the sole property of Client. CMO will only use the Client Information and Client Materials in furtherance of the Services in accordance with this Agreement and the applicable SOWs, will not use or deliver the Client Information or Client Materials to or for the benefit of any Third Party without the prior written consent of Client, and will use the Client Information and Client Materials in compliance with all Applicable Laws. Client acknowledges and agrees that CMO shall not be liable for any failure or delay in the performance of Services hereunder to the extent such failure or delay is caused by any failure or delay of Client in disclosing Client Information or transferring Client Materials that, in each case, are necessary for CMO’s performance of such Services.

2.5 Performance of Services. CMO agrees to perform the Services set forth in each SOW in a workmanlike manner and with professional diligence and skill in accordance with the applicable Agreed Standards, the terms and conditions of this Agreement, and such SOW. CMO shall perform its obligations hereunder in conformance with Applicable Laws. CMO shall perform the Services under each SOW in accordance with the timeline schedule set forth in such SOW, provided that, except as otherwise expressly set forth in such SOW, CMO does not guarantee that any specific delivery date(s) will be met. CMO shall notify Client in writing promptly upon becoming aware of any circumstance that will, or could reasonably be expected to, result in any delay in performance of the Services or in the delivery of any Biologic under the SOW, and the parties shall cooperate in good faith to avoid or minimize any such delay.

2.6 Subcontracting. CMO may subcontract Services under a SOW to an Affiliate of CMO or, with Client’s prior written consent on a case-by case basis, to any Third Party, provided that no such subcontracting shall relieve CMO of any of its obligations hereunder, and CMO shall at all times be directly responsible to Client for the compliance of its Affiliate and Third Party subcontractors with the terms and conditions of this Agreement and the applicable SOW.

2.7 Materials. In order to enable the performance of the Services, a Party may provide to the other Party certain biological or chemical materials, including, without limitation, Client Materials (collectively, “Materials”). Except as otherwise expressly set forth in this Agreement, all such Materials will remain the sole property of the providing Party. The receiving Party will use the Materials only in furtherance of the activities expressly contemplated by this Agreement or SOW, will not use the Materials or deliver the Materials to or for the benefit of any Third Party without the prior written consent of the providing Party, and will use the Materials in compliance with all Applicable Laws. The Materials supplied under this Agreement must be used with prudence and appropriate caution in any experimental work because not all of their characteristics may be known. Except as expressly set forth herein, THE MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE. For clarity, “Materials” do not include any Biologic that is provided by CMO to Client as a deliverable pursuant to a SOW.

2.8 Cell Line License. If Client elects to use CMO’s Cell Line for the commercial production of a Biologic, Client must pay for and CMO shall provide a non-exclusive, worldwide, royalty-free, fully-paid, license (the “Cell Line License”). The fee for the Cell Line License shall be [*****](the “Cell Line License Fee”). If requested in writing by Client, the parties shall enter into a license agreement and CMO shall provide to Client the Cell Line License prior to Client’s first IND filing so that appropriate documentation related to the Cell Line can be included in the regulatory submission package. [*****]Neither Party shall be obligated to enter into a commercial manufacturing supply agreement except in its sole discretion and upon receipt of all necessary corporate approvals for such party.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Exchange Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

3.	MANUFACTURING AND SUPPLY.

3.1 Specifications; Testing. Subject to Section 9 below, CMO shall Manufacture Biologic that will conform to the Specifications for such Biologic as set forth in the applicable SOW or Quality Agreement or any Change Orders or amendments thereto. CMO shall test each Batch in accordance with the Specifications set forth in the applicable SOW or Quality Agreement (if applicable) and supply Client with batch-specific documentation (“Batch Documentation”) to be specified in the applicable Quality Agreement and which includes, but is not limited to: (a) a Certificate of Analysis for such Batch; (b) if such Batch is a GMP Batch, a Certificate of Compliance for such GMP Batch; (c) a summary report regarding the manufacture of such Batch in CMO’s standard form; and (d) other Batch-specific documents including analytical records (Quality Control), packaging records, material and component release records, master label templates, packaging configurations, etc. Batch Documentation shall be provided to Client at least 10 days prior to delivery of the Batch as set forth below in Section 5.2. Client shall take full responsibility for the suitability of the Specifications for Manufacturing a Biologic which possesses all desired characteristics and is suitable for the Manufacture of Client Product. CMO assumes no responsibility for any deficiency of the Specifications in this regard.

3.2 Manufacture of Biologic. CMO shall Manufacture Biologics in accordance with the applicable Agreed Standards and Applicable Laws, and, in the case of GMP Batches, also in accordance with the Quality Agreement. CMO represents and warrants to Client that it has and will maintain during the duration of any Project performed under an applicable SOW all government permits, including, without limitation, health, safety and environmental permits, necessary for the conduct of the actions and procedures that it undertakes pursuant to this Agreement.

3.3 Raw Materials. Except as otherwise expressly set forth in any SOW, CMO will purchase all generally available Raw Materials required for the Manufacture of Biologics, subject to Section 4.2. If a SOW provides for Client to supply any Raw Material to CMO (“Client-Supplied Raw Material”), Client shall provide, or cause its designee to provide, to CMO, [*****] the Client-Supplied Raw Materials in sufficient quantities and of appropriate quality (including, if applicable, complying with any applicable specifications for such Client-Supplied Raw Materials) for use in the Manufacture of Biologics. In the case of Client-Supplied Raw Material for use in the manufacture of any GMP Batches, Client shall be solely responsible for the qualification of all suppliers of such Client-Supplied Raw Material and for ensuring that such Client-Supplied Raw Material is of suitable quality and grade (USP or EP) for Intended Use. Client will at all times retain title to and ownership of the Client-Supplied Raw Materials. CMO will store all Raw Materials, including Client-Supplied Raw Materials, at no cost for the duration of the applicable Project, after which CMO shall have the right to charge Client additional standard fees if longer storage is requested by Client. CMO shall store Client-Supplied Raw Materials in accordance with Client’s written instructions, and shall store all Raw Materials, including Client-Supplied Raw Materials, in accordance with all Applicable Laws.

3.4 GMP and Non-GMP Batch Cancellation Fees. Except in the case of termination of this Agreement and/or one or more SOWs by Client pursuant to Section 10.2 for CMO’s uncured material breach, if Client (i) cancels or postpones any GMP or non-GMP Batch manufacturing run(s) for one or more Biologics covered by one or more SOWs, or (ii) causes the cancellation or postponement by CMO of any such GMP or non-GMP Batch manufacturing run(s) by failing to provide the agreed Client Information, Client Materials, and/or Client-Supplied Raw Materials in sufficient time and quality for such run(s) in accordance with the applicable SOW (in which case CMO shall promptly notify Client in writing of such cancellation or postponement), Client shall pay to CMO a cancellation fee (the “Cancellation Fee”) determined based on (a) the number of days’ notice of cancellation or postponement of such GMP or non-GMP manufacturing run(s) (by Client or CMO, as applicable), and (b) the total price payable by Client for the number of GMP or non-GMP Batches that were to have been produced in such cancelled or postponed manufacturing run (based on the per-Batch price specified in such SOW), as follows:

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Exchange Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

Number of Calendar Days’ Notice of Cancellation or Postponement of a GMP Batch	% of agreed Services Fees for affected GMP Batches
≤ 180 days and > 90 days	[*****]
≤ 90 days and > 30 days	[*****]
≤ 30 days	[*****]

Number of Calendar Days’ Notice of Cancellation or Postponement of a non- GMP Batch	% of agreed Services Fees for affected non-GMP Batches
≤ 60 days and > 30 days	[*****]
≤ 30 days and > 15 days	[*****]
≤ 15 days and before scheduled vial thaw	[*****]
After scheduled vial thaw but before bioreactor inoculation	[*****]
After bioreactor inoculation	[*****]

In addition, Client will reimburse CMO for all non-cancellable Unanticipated Expenses (if any) associated with the performance incurred up to the date of cancellation or postponement.

4.	PAYMENT.

4.1 Services Fees, Unanticipated Expenses and Applicable Taxes. For the Services provided by CMO and/or its Affiliates hereunder, Client agrees to pay CMO: (a) the fees and expenses set forth in the applicable SOW and any associated Change Orders (the “Services Fees”), (b) the Unanticipated Expenses reasonably incurred by CMO and/or its Affiliates in the course of providing the Services, in accordance with Section 4.2, and (c) any Applicable Taxes, in accordance with Section 4.6.

4.2 Unanticipated Expenses. Client acknowledges that actual expenses incurred by CMO in performing the Services under a SOW may differ from the budgeted costs set forth in such SOW. Accordingly, in addition to the agreed Services Fees and budgeted costs specified in a SOW, Client shall pay or reimburse CMO for the following reasonable, actual and documented expenses incurred by CMO in connection with the performance of Services (the “Unanticipated Expenses”):

(a) the actual costs of travel and accommodations for travel by CMO personnel undertaken at Client’s written request;

(b) the actual cost of any quantity(ies) of Raw Materials (other than Client-Supplied Raw Materials) necessary for the performance of Services that exceed the anticipated required quantity(ies) of such Raw Materials under the original SOW, provided that such additional quantities do not exceed more than 10% of the originally estimated amount;

(c) the actual cost of outside professional services to CMO provided that such services are set forth in the SOW or otherwise approved by Client in advance and performed in accordance with Client’s instructions and the terms of this Agreement and the SOW; and

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Exchange Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

(d) the costs and expenses (including without limitation material and labor costs) reasonably incurred by CMO in connection with any audit or inspection pursuant to Sections 6.2 and 6.4 (to be charged to Client at applicable CMO standard rates).

4.3 Invoices; Payment. CMO shall provide to Client for each SOW one or more separate invoices (to be delivered at intervals specified in such SOW) for the Service Fees earned and Unanticipated Expenses or Cancellation Fees incurred in performing Services under such SOW or applicable Change Order, each such invoice summarizing the Services performed during that period of time under that SOW or applicable Change Order. For each Project, CMO will keep accurate financial records of its out-of-pocket costs and expenses incurred in the performance of Services and invoice calculations, and, upon the written request of Client, will permit Client or its duly authorized agents to examine such financial records during normal business hours for the purpose of verifying the correctness of all such costs, expenses and invoice calculations.

4.4 Manner and Place of Payment. Except as otherwise specified in a SOW or Change Order, Client shall pay each undisputed invoice within [*****] days of receipt. All invoiced amounts (other than any invoiced amount or portion thereof that is subject to good faith dispute as set forth below) shall be paid in full by the Client without deduction or set off. Except as otherwise specified Section 2.8, all payments due to CMO under this Agreement shall be made in U.S. Dollars by wire or electronic fund transfer in immediately available funds to a bank and account designated in writing by CMO. Client shall be responsible for payment of all bank charges assessed by the originating bank associated with such manner of payment. In the event Client in good faith disputes any invoiced amount or portion thereof, Client shall provide written notice of the disputed amount and the nature of the dispute in reasonable detail within ten (10) days of receipt of the invoice and shall timely pay any undisputed portion of such invoiced amount. After receiving notice of disputed amount, CMO shall respond in writing with ten (10) days, and if CMO does not agree with Client’s reason for dispute, the Parties shall work together in good faith to resolve such dispute pursuant to the procedures set forth in Section 12.8 below.

4.5 Payment Default. In the event that payment of an undisputed amount is not paid within thirty (30) days following receipt of the invoice (the non-payment constituting a “Payment Default”), (a) CMO may charge interest of [*****] accruing daily ([*****] per annum) on the undisputed amount commencing on the date of the Payment Default and (b) CMO may suspend the provision of the Services until the Payment Default is rectified by Client. If the Payment Default is not rectified within 30 days following CMO providing written notice to Client of the Payment Default, it will be deemed a material breach of the applicable Work Order and Provider may terminate the Work Order pursuant to Section 10.2.

4.6 Applicable Taxes. Client will pay any applicable sales, use, consumption, goods and services, and value-added taxes, duties, assessments and other charges and expenses imposed by any government authority arising out of the provision of Services and/or the delivery and sale of Biologics to Client under this Agreement and the applicable SOW (“Applicable Taxes”), which shall exclude taxes imposed on CMO’s (and/or its Affiliates’) income.

5.	DELIVERY; ACCEPTANCE AND REJECTION.

5.1 Quality Control Documentation. Except as specified in a SOW or any Quality Agreement executed hereunder, prior to the delivery of any Batch of Biologic to Client, CMO shall provide Client with (a) a Certificate of Analysis for such Batch and (b) if such Batch is a GMP Batch, a Certificate of Compliance.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Exchange Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

5.2 Delivery. Except as otherwise specified in a SOW, CMO will deliver all shipments of Biologic [*****] to the Client-designated carrier. CMO will package Biologic in accordance with Client’s reasonable written instructions. [*****] Subject to Section 5.3 and no later than ten (10 days after the actual Technical Release Date, CMO shall arrange for its designated carrier to collect such shipment of Biologic from the Facility. If Client is not ready to receive shipment of Biologic and requests that CMO store Biologic for a period longer than sixty (60) days after the Technical Release Date, CMO shall have the right to charge, and Client shall pay, additional fees at CMO’s then-standard rates for storage of such shipment. Client shall be responsible for insuring all shipments of Biologic upon CMO’s delivery thereof to the designated carrier at the Facility. All shipments will be subject to the standard terms and conditions of the designated carrier, and CMO shall have no liability to Client for any loss, damage or delay in a shipment attributable to the designated carrier or to events occurring during shipment, other than to the extent resulting from CMO’s failure to package Biologic as set forth above.

5.3 Acceptance and Rejection. Following the date upon which CMO delivers Batch Documentation (the actual “Technical Release Date”), Client shall have the right to reject any Batch of Biologic that fails to conform to any applicable Specifications (a “Non-Conforming Batch”). Client shall promptly review the Batch Documentation for each Batch of Biologic and shall notify CMO in writing of its acceptance or rejection of such Batch within [*****] days following the actual Technical Release Date. If Client fails to notify CMO in writing of its rejection of any Batch within [*****] days following the actual Technical Release Date, Client shall be deemed to have irrevocably accepted such Batch. If Client timely delivers written notice of rejection of any Batch to CMO, CMO shall notify Client in writing as promptly as reasonably possible whether or not it accepts Client’s basis for rejection. If CMO in good faith disagrees in writing with Client’s assertion that a Batch is a Non-Conforming Batch, the Batch Documentation and a sample of such Batch shall be submitted to a mutually acceptable Third Party laboratory. Such Third Party laboratory shall determine whether or not such Batch is a Non-Conforming Batch, and the Parties agree that such laboratory’s determination shall be final and binding on the Parties. The Party against whom the Third Party laboratory rules shall bear all costs of the Third Party testing.

5.4 Sole Remedy for a Non-Conforming Batch. In the event (a) CMO agrees or the Third Party laboratory determines that a Batch is a Non-Conforming Batch and (b) such non-conformity resulted primarily from CMO’s acts or omissions or equipment failure, then CMO, at Client’s option, shall either [*****]. This Section 5.4 sets forth CMO’s entire liability and Client’s SOLE REMEDY for delivery of a Non-Conforming Batch. For clarity, and without limiting the generality of the foregoing, if the non-conformity of any Non-Conforming Batch is the result of non-conformity of any Client-Supplied Raw Materials, then, provided that CMO performed acceptance testing of such Client-Supplied Raw Materials as expressly required by the applicable SOW or Quality Agreement and such testing did not reveal such non-conformance, Client shall not be entitled to the foregoing remedy. The ultimate disposition of any Non-Conforming Batch will be the responsibility of Client, and CMO shall have no liability or responsibility with respect to such disposition.

6.	REGULATORY.

6.1 Regulatory Filings; Master File. Client shall be solely responsible for filing and maintaining all IND applications and foreign equivalents thereof, applications for regulatory or marketing approval, and regulatory or marketing approvals with respect to any Client Product (collectively, “Regulatory Filings”). In the event that CMO has submitted a Master File with the FDA, CMO shall submit a letter of authorization to the FDA authorizing such Regulatory Authority to access and refer to the Master File in support of Client’s (or its designee’s) U.S. Regulatory Filings with respect to any Client Product and shall promptly provide Client with a copy of such letter of authorization. CMO shall maintain the Master File as current per FDA regulations and will notify Client of any critical changes to the Master

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Exchange Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

File that may adversely affect Client’s Regulatory Filings. In the event that CMO has not submitted its Master File to the FDA (or, if mutually agreed in writing on a case-by-case basis, other Regulatory Authorities), then CMO shall provide to Client appropriate and relevant sections of the Master File that are required for Client’s Regulatory Filings.

6.2 Records Inspection. During the Term of this Agreement and for a period of three (3) years following the termination of this Agreement, Client reserves the right upon ten (10) business days’ written notice and at its own expense to enter upon CMO’s premises during regular business hours to review CMO’s records regarding Batch Documentation and/or the corresponding Quality Agreement(s) and CMO shall, subject to compliance with Applicable Laws, furnish Client with any relevant documents requested by Client in relation thereto. In no event shall CMO and/or its Affiliates be obligated to provide Client or its Third Party contractor with access to any documentation (or portion thereof) to the extent that providing such access would constitute a breach or violation of CMO’s and/or its Affiliates’ obligations to any Third Party.

6.3 Facility Audits. Client shall have the right, acting reasonably and at its expense, upon not less than ten (10) business days advance written notice and during regular business hours, [*****], except for Cause, during the Term hereof, to inspect and audit the Facility to assure compliance with the Agreed Standards and other prevailing quality system requirements. Client shall have the right to conduct a “for Cause” audit during normal working hours with 24 hr advance notice. Such audit shall be limited to those portions of or areas within the Facility that are involved in the production of Biologic including, but not limited to, manufacturing suites and other related areas supporting production of Biologic (e.g., warehouse, water systems, storage, buffer and media prep), and shall be conducted in a manner so as to minimize disruption of business operations. Client shall have the right to appoint an appropriately qualified Third Party selected by Client and reasonably acceptable to CMO to conduct the audit. As a condition to allowing such Third Party contractor to conduct such audit, CMO and/or its Affiliate may require such Third Party to execute a non-disclosure agreement with CMO. CMO and/or its Affiliates reserve the right, at their sole discretion, to deny Client or its Third Party contractor access to documentation that constitutes or contains CMO Technology or other proprietary or Confidential Information of CMO and/or its Affiliates or any of their respective customers; provided, however, that to the extent access to any portion of such documentation is reasonably necessary for the conduct of the audit, CMO and/or its Affiliate shall permit Client or its Third Party contractor to inspect such portion of such documentation at the Facility but Client and its Third Party contractor shall not have the right to remove, copy or make detailed notes of such documentation; and provided, further, that in no event shall CMO and/or its Affiliates be obligated to provide Client or its Third Party contractor with access to any documentation (or portion thereof) to the extent that providing such access would constitute a breach or violation of CMO’s and/or its Affiliates’ obligations to any Third Party. All information disclosed to or otherwise observed by Client or its Third Party contractor during any such audit shall be deemed Confidential Information of CMO and/or its Affiliates, respectively. Client or its Third Party contractor shall at all times while present at the Facility comply with all applicable health, safety, environmental and security laws and, to the extent provided to such representatives, applicable CMO (and/or Affiliate) policies and procedures.

6.4 Adverse Event Reporting. Client shall be responsible for all reporting to Regulatory Authorities of adverse events associated with the use of any Client Product.

6.5 Regulatory Authority Communications.

(a) In the event CMO receives any correspondence from any Regulatory Authority relating to a Biologic, or any notice of inspection or any inspection visit by any Regulatory Authority relating to a Biologic, CMO shall notify Client thereof in writing as promptly as practicable but in no event later than within the time frames agreed in the Quality Agreement (if applicable). CMO shall keep Client timely informed of any written observations (or any other written communication) by such Regulatory Authority that relate to a Biologic and of CMO’s response to any such observation.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Exchange Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

(b) The Parties shall reasonably cooperate with and assist each other in complying with regulatory obligations, including by each Party providing to the other Party such information and documentation which is in such Party’s possession as may be reasonably necessary for a Party to prepare a response to an inquiry from a Regulatory Authority with respect to a Biologic or the Facility.

(c) CMO will provide Client with copies of any written inspection reports issued by the Regulatory Authority that may adversely impact the Services performed by CMO for Client or to any Biologic supplied by CMO to Client and all material correspondence between CMO and the Regulatory Authority that pertain to the Services performed by CMO for Client or to any Biologic supplied by CMO to Client that may be adversely impacted within one (1) business days of CMO’s receipt thereof; provided, however, that CMO may redact from such copies any Confidential Information or other confidential or proprietary information of CMO or its other clients that do not pertain to the Services performed by CMO on Client’s behalf or to Biologics supplied by CMO to Client. For verbal communications with a Regulatory Authority that relate specifically to the Services performed by CMO for Client or to Biologic supplied by CMO to Client, CMO will provide Client with a written summary thereof within two (2) business days of such verbal communication. CMO will promptly provide Client with a copy of any written communication from CMO to a Regulatory Authority that pertains to the Services performed by CMO for Client or to any Biologic supplied by CMO to Client that may be adversely impacted; provided, however, that CMO may redact from such copy any Confidential Information or other confidential or proprietary information of CMO or its other clients that does not relate specifically to the Services performed by CMO for Client or to a Biologic.

6.6 Audit and Inspection Costs. Client shall reimburse CMO and/or its Affiliates for all Unanticipated Expenses that are not otherwise included in a SOW and are reasonably incurred by CMO and/or its Affiliates (as the case may be) directly in connection with (i) the audits pursuant to Section 6.3 (except audits conducted for Cause) and (ii) any regulatory inspections by, or correspondence with, any Governmental Authority or Regulatory Authority pursuant to Sections 6.5.

6.7 Assistance. CMO shall, if requested in writing, consult with and provide reasonable assistance to Client with regard to regulatory matters concerning the Biologics, as appropriate, and Client shall be charged reasonable compensation for the time of CMO personnel in providing such assistance at a rate to be mutually agreed by the Parties in advance and for any Unanticipated Expenses incurred in providing such assistance.

7.	OWNERSHIP OF INTELLECTUAL PROPERTY.

7.1 Client Technology. CMO acknowledges and agrees that, as between the Parties, Client Technology shall constitute the sole and exclusive property of Client. CMO represents and warrants to Client that each employee, agent, consultant and subcontractor of CMO and/or its Affiliates performing any Services hereunder is obligated to assign all right, title and interest in and to Client Technology to CMO. CMO hereby assigns to Client all right, title and interest in and to Client Technology and shall, and shall cause its and its Affiliates’ employees, agents, consultants and subcontractors to, sign and deliver to Client all necessary documents and do all such things as may be necessary or appropriate to vest in Client all right, title and interest in and to Client Technology. Client may, in its sole discretion, file and prosecute in its own name and at its own expense, patent applications on any patentable inventions within the Client Technology. Client hereby grants to CMO and its Affiliates the limited right to use Client Information,

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Exchange Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

Client Materials, and Client Technology solely for the purpose of providing the Services. Upon the request of Client, and at Client’s expense, CMO will assist Client in the preparation, filing and prosecution of such patent applications and will execute and deliver any and all instruments necessary to effectuate the ownership of such patent applications and to enable Client to file and prosecute such patent applications in any country. To the extent that Client is granted a patent for Client Technology that is developed as part of this Agreement and CMO or its employees may be considered co-inventors, Client shall promptly notify CMO. CMO is responsible for any and all payments to be made to its personnel in accordance with Applicable Law requiring remuneration for inventions.

7.2 CMO Technology. Subject to any rights expressly granted herein to Client, CMO shall retain all rights in and to the CMO Technology. Client Technology shall not include CMO Technology, and Client acknowledges and agrees that, as between the Parties, all CMO Technology is and shall continue to be owned solely and exclusively by CMO. In order to provide Client with freedom to operate with respect to any Biologic or Work Product delivered by CMO to Client pursuant to this Agreement, and subject to the terms and conditions of this Agreement, CMO hereby grants to Client a limited worldwide, royalty-free, fully-paid, non-exclusive license, under CMO Technology solely to use CMO Biologics delivered by CMO to Client in research, preclinical development and clinical development activities conducted by or on behalf of Client. The foregoing license shall not include the right to sublicense, except to the following: (a) Client’s Affiliates, (b) contract research organizations engaged by Client or its Affiliates to perform such research, preclinical development and clinical development activities on Client’s or its Affiliate’s behalf, and (c) to Client’s and its Affiliates’ bona fide collaboration partners to perform such research, preclinical development and clinical development activities in collaboration with Client or its Affiliate; provided that no such sublicensing or subcontracting shall relieve Client of any of its obligations hereunder, and Client shall at all times be directly responsible to CMO for the compliance of its Affiliates, Client’s and its Affiliates’ contract research organizations, and Client’s and its Affiliates’ respective Third Party collaboration partners with the terms and conditions of this Agreement. Such license shall be transferable only in connection with a permitted assignment of this Agreement pursuant to Section 12.7.

7.3 Inventions, Discoveries, and Other Intellectual Property. To the extent that the provisions in this Agreement do not expressly address a Party’s (or the Parties’) rights and responsibilities regarding inventions, discoveries and other intellectual property that is conceived over the Term of this Agreement, such rights and responsibilities will be governed by U.S. patent laws.

7.4 No Implied License. Neither Client nor CMO grants or transfers to the other by operation of this Agreement any right or license under any patent right, copyright right, trademark right or other proprietary right of such Party, except as expressly set forth in this Agreement.

7.5 No Implied Assignment. Nothing in this Agreement shall be construed or deemed to be an assignment by either Party of, or obligation of the Party to assign, ownership of any intellectual property rights in subject matter conceived or authored solely or jointly by a Party or its employees or otherwise owned by that Party.

8.	CONFIDENTIALITY.

8.1 Confidentiality Obligation. Except to the extent expressly authorized by this Agreement, the Receiving Party agrees that, during the Term and for [*****]years thereafter, it shall keep confidential and shall not publish or otherwise disclose to any Third Party, and shall not use for any purpose other than as expressly provided for in this Agreement, any Confidential Information of the Disclosing Party. The Receiving Party may disclose the Disclosing Party’s Confidential Information to those of the Receiving

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Exchange Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

Party’s Representatives who have a need for such information, provided that the Receiving Party shall advise such Representatives of the confidential nature thereof, shall insure that each such Representative is bound in writing by obligations of confidentiality and non-use at least as stringent as those contained in this Agreement, and shall be responsible for the compliance of its Representatives with the terms of this Agreement. The Receiving Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but in no event less than reasonable care) to ensure that its Representatives do not disclose or make any unauthorized use of the Disclosing Party’s Confidential Information. The Receiving Party shall promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information. The Confidentiality provisions in this Section 8 shall control anytime there is a conflict between this Agreement and the Non-Disclosure Agreement.

8.2 Exceptions. The Receiving Party’s obligations under Section 8.1 shall not apply to any information that the Receiving Party can prove by competent evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party in breach of this Agreement, publicly known or available; (b) is known by the Receiving Party at the time of receiving such information from the Disclosing Party, as evidenced by its pre-existing written records; (c) is hereafter furnished to the Receiving Party by a Third Party, as a matter of right and without restriction on disclosure; or (d) is independently discovered or developed by or on behalf of the Receiving Party, without the aid, use, or application of any of the Disclosing Party’s Confidential Information, as evidenced by the Receiving Party’s contemporaneously-maintained written records.

8.3 Authorized Disclosure. Notwithstanding the provisions of Section 8.1, the Receiving Party may disclose Confidential Information, without violating its obligations under this Agreement, to the extent the disclosure is:

(a) required by a valid order of a court or other governmental body of competent jurisdiction or is otherwise required by law or regulation; provided that the Receiving Party shall give reasonable prior written notice to the Disclosing Party of such required disclosure and, at the Disclosing Party’s request and expense, shall cooperate with the Disclosing Party’s efforts to contest such requirement, to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued or the law or regulation required, and/or to obtain other confidential treatment of such Confidential Information; or

(b) to the extent reasonably necessary for prosecuting or defending litigation, submitting documents to Regulatory Authorities, complying with applicable laws and regulations, filing or prosecuting patent, copyright and trademark applications and exercising its rights or fulfilling its obligations hereunder and, in the case of Client, conducting research, preclinical development and/or clinical development as expressly permitted by this Agreement; or

(c) to actual or bona fide potential investors, acquirers and other financial or commercial partners solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition or transaction; provided that in each such case on the condition that such persons are bound by confidentiality and non-use obligations substantially consistent with those contained in this Agreement.

8.4 Confidentiality of this Agreement. This Agreement and its terms are considered Confidential Information of both parties, and each party shall keep confidential and shall not publish or otherwise disclose the terms of this Agreement without the prior written consent of the other party, except as expressly permitted by Section 8.3.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Exchange Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

8.5 Use of Names. Neither Party shall use the other Party’s name or trademarks in any advertising, sales, or promotional material or in any publication without the prior written consent of the other party, except that CMO agrees that its name can be utilized in Client’s patent applications protecting Client Technology in order to provide evidence of enablement and/or in connection with the attribution of data generated hereunder without such consent, provided that CMO shall have no liability with respect to any such use of its name, and Client agrees to defend, indemnify and hold CMO harmless from and against any Third Party claims arising from such use.

9.	REPRESENTATIONS AND WARRANTIES; DISCLAIMER; LIMITATION OF LIABILITY.

9.1 Mutual Representations and Warranties. Each Party represents and warrants to the other that: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder; and (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument, or understanding, oral or written, to which it is a party or by which it may be bound.

9.2 Limited Services Warranty. CMO represents and warrants that it will perform the Services under each SOW in accordance with Agreed Standards and in compliance with Applicable Laws. In the event of a material error by CMO in the performance of any such Services (excluding the Manufacture of Biologic) that renders the results of such Services invalid, CMO shall, at Client’s option and as Client’s sole remedy, either (i) repeat those particular Services at CMO’s expense, subject to Client providing CMO, at CMO’s cost, with any Client Materials necessary for the performance of such Services, or (ii) refund to Client the Service Fees actually paid for those particular Services. No claim for breach of CMO’s warranty under this Section 9.2 with respect to Services performed under a SOW may be brought more than six (6) months after completion of the applicable Project.

9.3 Biologic Warranty. CMO represents and warrants to Client with respect to each Batch of Biologic supplied hereunder that such Batch of Biologic: (a) will have been manufactured in accordance with the applicable Agreed Standards; and (b) that such Batch of Biologic will conform to the applicable Specifications for such Biologic and the applicable Certificate of Analysis and, for GMP Batches, the applicable Certificate of Compliance, at the time of delivery of such Batch of Biologic to Client’s designated carrier at the Facility; provided, however, that CMO shall have no responsibility whatsoever with respect to any deficiency of Biologic that is caused by or results from CMO’s reliance on or use of Client Materials, Client-Supplied Raw Materials, and/or Client Information. Client’s sole and exclusive remedy for CMO’s breach of this warranty is as expressly set forth in Section 5.4.

9.4 CMO Representations and Warranties. CMO represents and warrants to Client that: (a) title to all Work Product provided to Client under this Agreement will pass to Client as provided in this Agreement, free and clear of any security interest, lien or other encumbrance; (b) CMO has the rights to grant the rights and licenses granted to Client under this Agreement; (c) to CMO’s knowledge as of the Effective Date, CMO has not received any written communication alleging that the practice of CMO Technology infringes the patent rights or misappropriates the trade secrets of any Third Party; and (d) as of the Effective Date, CMO has legal title and/or a valid license to the CMO Technology.

9.5 No Debarment. CMO represents and warrants to Client that neither CMO nor its Affiliates nor any of their respective employees have been “debarred” by the FDA, or subject to a similar sanction from another Regulatory Authority, nor have debarment proceedings against CMO or any of its Affiliates or their respective employees been commenced. CMO will promptly notify Client in writing if any such proceedings have commenced or if CMO or any of its Affiliates or their respective employees is debarred by the FDA or other Regulatory Authorities.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Exchange Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

9.6 Compliance with Law. Each party (a) represents and warrants that neither it nor any of its Affiliates violated any Applicable Laws in connection with actions leading up to entry into this Agreement or any Work Order and (b) shall, and shall ensure that each applicable Affiliate will, comply with all Applicable Laws in connection with performance of this agreement and any Work Orders. Each party shall immediately notify the other party upon becoming aware of a breach of this Section. Breach of this Section with respect to the U.S. Foreign Corrupt Practices Act or any other anti-bribery law will be deemed an incurable material breach for purposes of Section 10.2.

9.7 Client Warranties. Client represents and warrants to CMO that (i) all Client Materials and Client-Supplied Raw Materials supplied by Client to CMO hereunder shall conform to the applicable specifications for such Client-Supplied Raw Materials specified in the applicable SOW or the Quality Agreement (as applicable), in each case, as in effect at the time of delivery to CMO and (ii) all Client Information provided to CMO hereunder is true, accurate and complete in all material respects and is suitable for use in the performance of Services under a SOW. Client hereby covenants to CMO to use all Biologic(s) delivered to Client hereunder at all times in accordance with Applicable Laws and this Agreement.

9.8 Disclaimer. Except as expressly set forth herein, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICES. Without limiting the generality of the foregoing, Client acknowledges and agrees that, due to the complex nature of the subject matter hereof, CMO does not make, and hereby disclaims, any representation or warranty: (a) as to the safety or usefulness for any purpose of any Biologic or other Work Product delivered hereunder (or any Client Product derived therefrom), including, without limitation, the safety or usefulness of any Biologic or Work Product for Client’s Intended Use thereof (including, without limitation, the manufacture of any Client Product); (b) that CMO’s performance of the Services will yield a specific desired result (except as expressly provided in Section 9.3 with respect to any Batch of Biologic delivered hereunder); (c) that any Biologic or other Work Product (or any Client Product derived therefrom) will be acceptable to any Regulatory Authority to which it is presented, or that Client will be able to market or otherwise exploit any product (including, without limitation, any Client Product) obtained from the use thereof; (d) as to any Client DNA Sequence that may be incorporated in any Biologic manufactured by CMO pursuant to this Agreement; or (e) as to any Client Biologic (except as expressly set forth in clause (a) of Section 9.3).

9.9 Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE 8, IN NO EVENT SHALL EITHER PARTY BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF THE OTHER PARTY HAD NOTICE OF THE POSSIBILITY OF SUCH DAMAGES; provided, however, that the foregoing shall not be construed to limit either party’s indemnification obligations under Article 11. In addition, subject to the last sentence of this Section 9.9, in no event shall: (a) CMO’s aggregate liability to Client arising out of or relating to this Agreement exceed the total Service Fees paid by Client to CMO; and (b) CMO have any liability whatsoever to Client or any Third Party arising out of or in connection with the research, development, manufacture, use, handling, storage, sale or other disposition of any Client Product by or on behalf of Client or any of its Affiliates or licensees. Except as otherwise agreed to by the Parties in this Agreement, the foregoing limitations of liability shall not apply to the extent such liability arises from infringement of the other Party’s intellectual property, or a Party’s gross negligence or willful misconduct.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Exchange Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

9.10 Liability for Clinical Trials. As between CMO and Client, Client agrees that it shall be Client’s sole responsibility to determine that Biologics and any Client Product derived from the Biologics will be safe for human use, and Client hereby assumes the sole responsibility and liability for any injuries, claims, actions, damages, losses, or liability of any kind, including direct, indirect, incidental, consequential, or punitive damages resulting from or arising out of or in connection with the administration, possession, use, misuse, or nonuse of the Biologics and Client Product by, or on behalf of, Client or its Affiliates or their respective collaborative partners in clinical trials or other studies or treatment involving human subjects, and Client agrees to defend, indemnify and hold CMO harmless from and against any Third Party claims arising therefrom, in accordance with Section 11.1 below.

9.11 Insurance. Each party agrees to provide and maintain during the Term of this Agreement, at its sole expense, comprehensive insurance, including general or public liability insurance and product liability insurance, covering the party’s respective activities in connection with this Agreement, in accordance with Applicable Laws. The insurance shall provide appropriate limits of liability in accordance with generally accepted standards. Each party will upon reasonable request furnish to the other certificates of insurance evidencing that such insurance is in effect.

10.	TERM AND TERMINATION.

10.1 Term. The term of this Agreement shall commence on the Effective Date and, subject to earlier termination of this Agreement in accordance with this Article 10, shall continue for a period of five (5) years from the Effective Date and thereafter shall automatically renew for successive one (1) year periods, unless either Party provides written notice to the other party of its desire not to renew at least 90 days prior to the expiration of the then-current term (the initial five-year term, together with any renewal terms, collectively, the “Term”); provided, however, that if Services under any SOW are in progress as of the expiration of the Term, this Agreement shall continue in effect solely with respect to such Services until completion of such Services or the earlier termination of such SOW in accordance with this Article 10.

10.2 Termination for Material Breach. Each Party shall have the right to terminate this Agreement or any SOW upon 30 days’ (or, in the case of breach of any payment obligation, 30 days’) prior written notice to the other Party upon or after the material breach of this Agreement or any SOW by the other party if the breaching Party has not cured such breach by the end of such 60-day (or 30-day, as applicable) period. If such notice of breach is for breach of a SOW, such notice shall note the specific SOW under which such breach is claimed.

10.3 Termination at Will.

(a) By Client. Client may terminate this Agreement or any SOW at any time upon forty five (45) days’ prior written notice to CMO.

(b) By CMO. CMO may terminate this Agreement at any time upon one hundred and ninety (90) days’ prior written notice to Client; provided, however, that if Services under any applicable SOW are in progress on the date CMO gives notice of termination under this Section 10.3(b), then, at Client’s option, termination under this Section 10.3(b) shall not be effective until the later of (i) the end of such 180-day notice period and (ii) the date on which the Services to be provided under such SOW have been completed. Notwithstanding the foregoing, in no event may CMO terminate this Agreement if its supply of Biologic is required for Client’s supply of Client Product for a specific phase of an on-going investigational clinical trial pursuant to an applicable SOW.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Exchange Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

10.4 Payment Upon Termination. In the event of termination of this Agreement before completion of the Services specified in any SOW, or termination of any SOW before completion of the Services specified in such SOW, Client shall pay CMO: (a) for all Services completed through the date of termination in accordance with this Agreement and such SOW, including reasonable and documented out-of-pocket costs and non-cancellable obligations incurred by CMO in accordance with this Agreement and such SOW and Unanticipated Expenses incurred by CMO in accordance with Section 4.2; and (b) if applicable, the Cancellation Fee(s) due under Section 3.4 with respect to any manufacturing run cancelled by virtue of such termination. As soon as practicable after the termination of any SOW (either individually or as a result of termination of this Agreement), CMO shall deliver to Client a written itemized statement of (i) all Services performed under such SOW, (ii) the Services Fee payable by Client for such Services, (iii) the actual out-of-pocket costs and non-cancellable obligations reasonably incurred by CMO in accordance with this Agreement and such SOW and Unanticipated Expenses reasonably incurred by CMO in accordance with Section 4.2, and (iv) if applicable, the Cancellation Fee(s) payable by Client under Section 3.4, and Client shall pay the invoiced amount within 45 days of receipt of invoice and verification of the invoiced expenses.

10.5 Return of Confidential Information. In the event of expiration or termination of this Agreement, the Receiving Party shall return to the Disclosing Party all Confidential Information of the Disclosing Party (including all copies thereof) in the Receiving Party’s possession (excluding any CMO Confidential Information provided in conjunction with Work Product for use in connection with the permitted use of such Work Product); provided, however, that the Receiving Party may retain one copy of such Confidential Information in the Receiving Party’s secure archives for the sole purpose of monitoring compliance with its obligations hereunder or as required by applicable law, rule or regulation. Notwithstanding the foregoing, the Receiving Party may retain any electronic copies of the Disclosing Party’s Confidential Information held securely in the receiving Party’s electronic backup storage in accordance with its established document retention policies, subject in each case to the Receiving Party’s continuing confidentiality and non-use obligations under this Agreement with respect to such Confidential Information.

10.6 Accrued Rights; Survival. Except as expressly set forth in Section 10.4 or 10.5 or in this Section 10.6, upon expiration or any termination of this Agreement, all rights and obligations of the Parties under this Agreement shall terminate and be of no further force or effect. The expiration or termination of this Agreement for any reason shall not release either Party from any liability or obligation that, at the time of such expiration or termination, has already accrued to the other Party or that is attributable to a period prior to such expiration or termination, nor will expiration or any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, or at law or in equity, with respect to breach of this Agreement. In the event of expiration or any termination of this Agreement, the provisions of Sections 2.7, 2.8, 3.2, 3.4, 4.3, 4.4, 4.6, Sections 5.3 and 5.4 (solely with respect to any Batch of Biologic delivered prior to termination), Sections 10.4, 10.5 and 10.6, and in their entirety Articles 6, 7, 8, 9, 11 and 12 of this Agreement shall survive such expiration or termination in accordance with their respective terms and conditions.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Exchange Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

11.	INDEMNIFICATION.

11.1 By Client. Client hereby agrees to save, defend, indemnify, and hold harmless CMO and its officers, directors, employees, consultants, and agents (each, an “CMO Indemnitee”) from and against any and all losses, damages (including direct, indirect, incidental, consequential, or punitive damages), expenses, costs (including reasonable legal expense and attorneys’ fees) and liabilities of any kind (collectively, “Losses”), to which any CMO Indemnitee may become subject as a result of any claim, demand, action, or other proceeding by any Third Party (a “Claim”) to the extent such Losses arise directly or indirectly out of: (a) the transfer or disclosure to CMO of Client Materials, Client Information or Client-Supplied Raw Materials; (b) the research, development, manufacture, use, handling, storage, sale, or other disposition by or on behalf of Client or any of its Affiliates or Third Party licensees, of any Client Technology, Work Product, Client Biologic, Client Product or other product containing or incorporating any Biologic; (c) infringement or violation of patents or other intellectual property rights based solely on the use of Client Information, Client Materials, or the use of a Client Biologic, (d) the gross negligence or willful misconduct of any Client Indemnitee (defined below); or (e) the breach by Client of any warranty, representation, covenant, or agreement made by Client in this Agreement; except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any CMO Indemnitee or the breach by CMO of any warranty, representation, covenant, or agreement made by CMO in this Agreement.

11.2 By CMO. CMO hereby agrees to save, defend, indemnify, and hold harmless Client and its officers, directors, employees, consultants, and agents (each, a “Client Indemnitee”) from and against any and all Losses to which any Client Indemnitee may become subject as a result of any Claim to the extent such Losses arise directly or indirectly out of: (a) the gross negligence or willful misconduct of any CMO Indemnitee; (b) the breach by CMO of any warranty, representation, covenant, or agreement made by CMO in this Agreement; except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any Client Indemnitee or the breach by Client of any warranty, representation, covenant or agreement made by Client in this Agreement; or (c) the infringement or violation or alleged infringement or violation of any patents or other intellectual property rights vested in any Third Party arising from CMO’s activities under this Agreement (but excluding infringement or violation of patents or other intellectual property rights based solely on the use of Client Information, Client Materials or the use of a Biologic).

11.3 Control of Defense. In the event a Party seeks indemnification under Section 11.1 or Section 11.2 (the “Indemnified Party”), it shall: (a) inform the other Party (the “Indemnifying Party”) of a Claim as soon as reasonably practicable (and in any event within 30 days) after it receives notice of the Claim; (b) shall permit the Indemnifying Party to assume direction and control of the defense of the Claim (including the right to settle the Claim solely for monetary consideration with no admission of fault and with no obligations on the part of the Indemnified Party) at the Indemnifying Party’s expense; and (c) shall cooperate as reasonably requested (at the expense of the Indemnifying Party) in the defense of the Claim; provided, however, no CMO Indemnitee or Client Indemnitee, as applicable, shall be required to admit fault or responsibility or undertake additional obligations in connection with any settlement. Subject to the Indemnifying Party’s right to control the defense and settlement thereof, the Indemnified Party shall have the right to select and to obtain representation by separate legal counsel at its own expense.

12.	MISCELLANEOUS.

12.1 Compliance with Laws. In exercising their rights under this Agreement and the applicable SOWs, the parties shall fully comply in all material respects with the requirements of any and all Applicable Laws of any governmental body having jurisdiction over the exercise of rights under this Agreement.

12.2 Non-Solicitation. During the Term and for twelve (12) months thereafter, neither Party shall solicit or seek to hire as an employee, or solicit or seek to engage as a consultant, any current employee of the other Party; provided, however, that this provision will not prevent either Party from causing to be placed any general advertisement or similar notice that is not targeted specifically at employees of the other Party.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Exchange Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

12.3 Independent Contractor Relationship. CMO’s relationship with Client is that of an independent contractor, and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. Neither Party is an agent of the other Party or authorized to make any representation, contract, or commitment on behalf of the other Party.

12.4 Entire Agreement; Amendment. This Agreement (including the Exhibit(s) attached hereto) constitutes the final, complete, and exclusive agreement of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings and agreements relating to its subject matter. This Agreement (including its Exhibits) may not be changed, modified, amended, or supplemented except by a written instrument signed by both Parties.

12.5 Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

12.6 Severability. If any provision of this Agreement should be held invalid or unenforceable, the remaining provisions shall be unaffected and shall remain in full force and effect, to the extent consistent with the intent of the Parties as evidenced by this Agreement as a whole.

12.7 Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent: (a) in connection with the transfer or sale of all or substantially all of the business of such Party to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets, or otherwise; or (b) to an Affiliate, provided that the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate. The assigning Party shall notify the other Party in writing of any assignment pursuant to subsection (a) or (b) above as promptly as is reasonably practicable. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this section. Any assignment not in accordance with this Agreement shall be null and void.

12.8 Governing Law. This Agreement and any dispute arising from the performance or breach hereof or any SOW executed hereunder shall be governed by and construed and enforced in accordance with the laws of the State New York and the federal laws of the United States of America, without reference to conflicts of laws principles. The parties shall engage in good faith consultation to resolve any dispute arising out of or in connection with this Agreement. Such consultation will begin immediately after one party has delivered to the other party a request for consultation. If the dispute cannot be resolved within 30 days following the date on which the request for consultation is delivered, then either party may submit the dispute to International Court of Arbitration of the International Chamber of Commerce (“ICC”) for arbitration to be conducted in accordance with the Arbitration Rules of ICC in effect at the time of submission. The place of arbitration will be New York City. The official language of the arbitration will be English. The tribunal will consist of one arbitrator to be appointed by ICC. The arbitration proceedings will be confidential, and the arbitrator may issue appropriate protective orders to safeguard each party’s Confidential Information. During the course of arbitration, the parties shall continue to implement the terms of this Agreement. The arbitral award will be final and binding upon the parties, and the party receiving the

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Exchange Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

award may apply to a court of competent jurisdiction for enforcement of the award. Notwithstanding the foregoing, each party has the right to institute an action in a court of competent jurisdiction for injunctive or other equitable relief pending a final decision by the arbitrator. Any such action in a court of competent jurisdiction must be conducted in and use English language.

12.9 Force Majeure. Except for the obligation to make payment when due, each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such Party’s reasonable control including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, acts of terrorism, accident, destruction, or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure.

12.10 Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid), by internationally-recognized express courier, by email, or by facsimile, to the party to be notified at its address(es) given below, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; (b) if mailed, five (5) days after the date of postmark; (c) if delivered by express courier, the next business day the express courier regularly makes deliveries; (d) if delivered by email, upon the date upon which the receipt of such email is expressly confirmed by return email or other written or electronic confirmation (other than an automated response); or (e) if delivered by facsimile, upon written confirmation of successful transmission.

If to CMO:	[*****]

If to Client:	[*****] [*****] [*****] [*****] [*****]

with a copy to:	[*****] [*****] [*****] [*****] [*****]

12.11 CPRIT Contract. Client is a recipient of a grant from the State of Texas’ Cancer Prevention & Research Institute of Texas (“CPRIT”) and the services being performed under this Agreement will be funded, in part, by the CPRIT. As part of the grant contract from CPRIT, Client is obligated to comply with specific CPRIT requirements and policies and certain of those requirements must flow down to Client’s subcontractors. Consequently, CMO agrees to the following provisions that are required by Client’s grant contract with CPRIT:

(a) CMO represents that it has written code of conduct and conflict of interest policies;

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Exchange Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

(b) CMO represents that none of its employees who are to participate in services hereunder have been debarred and none of such employees are under consideration to be debarred by the U.S. Food and Drug Administration from working in or providing services to any pharmaceutical or biotechnology company under the Generic Drug Enforcement Act of 1992, as amended;

(c) CMO shall pay its suppliers providing services on Studies being performed under this Agreement within 30 days upon receipt of invoice, consistent with the requirements of the Tex. Gov’t Code Ch. 2251 (Prompt Pay Act);

(d) CMO shall maintain or cause to maintained books, records, documents and other evidence (electronic or otherwise) pertaining in any way to its performance under and compliance with the terms and conditions of this Agreement (“Records”). CMO shall use, or shall cause the entity which is maintaining such Records to use generally accepted accounting principles in the maintenance of such Records, and shall retain or require to be retained all of such Records for a period of three (3) years from the termination of this Agreement. After such period, CMO shall provide Client notice of its intent to destroy such Records and, if desired, will send the Records to Client, at Client’s expense; and

(e) CMO agrees to allow Client the opportunity to review, inspect, audit, copy or abstract all Records during regular working hours for such time while CMO maintains the Records.

12.12 Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections, and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. In this Agreement, (i) the meaning of defined terms shall be equally applicable to both the singular and plural forms of the terms defined; (ii) “or” means “and/or”; and (iii) the use of the words “including,” “includes” and “include” in this Agreement to refer to specific examples shall be construed to mean “including, without limitation” or “including, but not limited to” and shall not be construed to mean that the examples given are an exclusive list of the topics covered; and (iv) a reference to a law includes any amendment or modification to such law and any rules or regulations issued thereunder. Unless otherwise specified, references in this Agreement to any Article shall include all Sections, subsections, and paragraphs in such Article, references to any Section shall include all subsections and paragraphs in such Section, and references in this Agreement to any subsection shall include all paragraphs in such subsection. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either party, irrespective of which party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language, and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral, or other communications between the parties regarding this Agreement shall be in the English language.

12.13 No Third Party Rights. The provisions of this Agreement are for the exclusive benefit of the Parties and their successors and permitted assigns, and no other person shall have any right or claim against any Party by reason of these provisions or be entitled to enforce any of these provisions against any party.

12.14 Counterparts. This Agreement, and any SOW or Change Order hereunder, may be executed in counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument. This Agreement, and any SOW or Change Order hereunder, may be executed by facsimile or PDF signatures, which signatures shall have the same force and effect as original signatures.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Exchange Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the parties hereto have executed this Master Services Agreement on the Effective Date.

WUXI BIOLOGICS (HONG KONG) LTD.		ARAVIVE BIOLOGICS, INC.

By:	/s/ Chris Chen	By:	/s/ Ray Tabibiazar
Name:	Chris Chen	Name:	Ray Tabibiazar
Title:	CEO	Title:	CEO

EXHIBIT A

STATEMENTS OF WORK

Exhibit A— Example Template of SOW

Statement of Work No. [•]

This Statement of Work No. [•] is dated [•] and is between Aravive Biologics, Inc. (“Client”) and WuXi Biologics (Hong Kong) Limited (“CMO”). The terms of the Master Manufacturing Services Agreement between Client and CMO, dated [•] (the “Agreement”), are hereby incorporated by reference into this work order. Each capitalized term used but not defined in this work order has the meaning given in the Agreement.

1.	SERVICES INFORMATION

1.1	Title

[Project title]

1.2	Description

[Description	of the Services including deliverables]

1.3	Agreed Standards

[Description of the Agreed Standards for the Services including specifications to be met and the applicable law, regulations and guidelines (e.g., U.S. FDA Phase I requirements)]

1.4	Tasks and Timeframe. Provider shall complete the Services in accordance with the following schedule:

	Task	Completion Date
1
2
3
4

1.5	Reporting and Transfer of Data and Results

[Description of how data and results should be reported and transferred to Client, including electronic protocols for secure transmission of data and instructions for physical handling and shipping of materials if chemicals are being synthesized or other materials are to be transferred to Client]

1.6	Additional Requirements

[Any additional requirements such as additional obligations of the parties that do not appropriately fit into the task list and special handling of materials]

2.	FEES; PAYMENT SCHEDULE

2.1	General Terms. Expenses, milestones, payment and default and other general terms are provided in Section 3 of the Master Services Agreement.

2.2	Service Fee and Upfront Payment. The Service Fee will be USD [•]. On signing of this Work Order, Client shall pay Provider [•] % of the Service Fee as a non-refundable upfront payment.

2.3	Milestones. The table below lists milestones and related information.

	Milestone	Deliverable	Milestone Payment
1	[Description including work required, criteria for achievement and timeline]	[•]	[•]
2	[•]	[•]	[•]

2.4	Payment Instructions. Unless an invoice provides otherwise, Client shall pay the invoice in USD by wire transfer to the account listed below:

Name	[*****]
Address
Currency
Intermediate Bank:
Beneficiary Bank
Beneficiary
Beneficiary Account

3.	COMMUNICATIONS

3.1	Technical Communications. All technical communications required under this work order are to be sent via reputable international courier or email and addressed as follows:

If to Client:	If to Provider:

[•] [•] [•] Attn: [•] Tel.: [•] Email: [•]	[•] [•] [•] Attn: [•] Tel.: [•] Email: [•]

Thus, this work order was executed on the date stated in the introductory clause.

Aravive Biologics, Inc.	WuXi Biologics (Hong Kong) Limited

By: ______________________________ Name: Title:	By: ______________________________ Name: Title: